Exhibit 99.1

CONFIDENTIAL

Conference Call Transcript

Gemini Therapeutics and Disc Medicine Merger Agreement Announcement

August 10, 2022 / 08:00 AM ET

CORPORATE PARTICIPANTS

Georges Gemayal—Gemini Therapeutics, Chair of the Board and Interim CEO

John Quisel—President and CEO of Disc Medicine

PRESENTATION

Operator

Welcome to today’s joint call with Gemini Therapeutics and Disc Medicine. Our speakers today are Georges Gemayal, Chair of the Board and Interim CEO of Gemini Therapeutics, and John Quisel, President and CEO of Disc Medicine.

Georges Gemayal—Gemini Therapeutics, Chair of the Board and Interim CEO

Gemini’s strategic review was a thorough and thoughtful process. We believe that this transaction presents an exciting opportunity for our shareholders, as Disc has built a diversified, clinical-stage pipeline of product candidates, and we believe in the ability of Disc’s experienced management team to lead the combined company. We look forward to its continued success. John will now provide an overview of Disc Medicine and the company’s hematology drug development programs.

John Quisel—President and CEO of Disc Medicine

Thank you, Georges, and good morning everyone. Before I begin, I want to remind everyone that this discussion and the accompanying presentation will contain forward-looking statements based upon the current expectations of Gemini Therapeutics and Disc Medicine, which include, but are not limited to statements regarding the expected timing, completion, effects and potential benefits of the transaction and our future expectations, plans and prospects for the combined company. Such statements represent management’s judgment and intention as of today and involve assumptions, risks and uncertainties. Gemini and Disc undertake no obligation to update any or revise any forward-looking statements. This slide provides an overview of these forward-looking statements and the risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated in these forward-looking statements. Please refer to the accompanying slide for more details on these forward-looking statements.

Further, as indicated on this slide, Gemini intends to file a registration statement and accompanying proxy statement and prospectus with the SEC relating to the proposed merger. Please be advised to read, when available, the proxy statement and prospectus and other relevant documents filed with the SEC as these will contain important information about Gemini, Disc and the transaction. Once available, these documents can be obtained free of charge from the SEC at sec.gov or on Gemini’s website.

Now with those preliminaries completed, I’m delighted that we’ll be joining with Gemini through this merger. I will briefly summarize the components of the reverse merger transaction first and then discuss the business plans here at Disc Medicine.

CONFIDENTIAL

We believe this merger will be transformative. At Disc we have now become a mid-stage clinical biotech company with multiple drug development programs focused on hematologic disorders. With two first-in-class molecules in patient trials across three disease areas, we anticipate near term clinical catalysts in the next 6 to 12 months. The combined financial strength of Gemini and Disc is expected to finance our business plan into 2025 with an expected approximate $175 million cash and cash equivalents at close.

As an overview on the merger terms, upon the closing of the transaction the company will be renamed Disc Medicine and will begin trading on NASDAQ under the ticker symbol IRON. The ticker symbol is a reference to our therapeutic focus on modulating iron metabolism. After the merger, the currently expected ownership breakdown is projected to be as shown on the slide, and we expect approximately $92 million raised from Gemini plus an additional $53.5 million from a concurrent financing. There will be a contingent value rights agreement, or CVR, associated with the legacy Gemini programs that are referred to as GEM103 and GEM307, and any net value received from future transactions for these assets will flow to the pre-existing Gemini shareholders. We expect the merger transaction to close in the fourth quarter of 2022, subject to approval of shareholders at both companies. The merged company will be managed by the existing Disc Medicine team and board, and we are delighted that Georges Gemayal will be continuing as a director of the combined company

Now I will summarize the Disc Medicine business plan. We have been working for many years to build a great hematology company. We think this is an excellent therapeutic area for building a company. Unmet patient needs are high and the tools for clinical development include readily measurable and objective endpoints. Our approach focuses on fundamental components of red blood cells, particularly the metabolism of heme and iron, which are universal and critical components of these cells. There is evidence from studies in humans that both of our clinical-stage molecules engage their respective targets and cause the desired effect on iron metabolism and heme biosynthesis. There is also strong evidence in human genetics for the importance of our targets in iron metabolism. Because of the universal need for heme and iron in red blood cells, we believe each program has potential to address a broad range of multiple indications.

I will focus on our two clinical-stage programs. One is called bitopertin which was in-licensed from Roche in 2021 and is now starting a Phase 2 trial in an indication that we refer to in brief as EPP, or erythropoietic protoporphyria. We have also now initiated one of two near term phase 1b/2a studies for our DISC-0974 antibody program. The first of these, for the treatment of myelofibrosis patients with anemia is now open and enrolling, and later this year we expect to be opening a trial in anemic patients with chronic kidney disease. This clinical activity puts us in a position to have many potential near-term catalysts. We expect across the next 6-12 month to have readouts on bitopertin in the EPP trials and DISC-0974 in the two trials of anemia of inflammation in myelofibrosis and chronic kidney disease. As I mentioned, we also believe that both of these drugs have the potential to expand into other indications.

I believe we’ve built a fantastic team with strong experience in drug discovery and development. So we are positioned to take our programs deep into clinical development and potentially transition to a fully integrated biotech company should we be successful.

Our investors are a group of top-tier biotech specialist investors. We were founded and seeded at Atlas Ventures. Novo Holdings led the Series A along with Access Biotechnology and OrbiMed led the Series B along with Arix. They were joined by a host of other top-flight groups such as Janus Henderson, Rock Springs and 5AM. We also benefit from an experienced Board of Directors and a scientific advisory board representing top names in our field.

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What we’re doing at Disc is engaging fundamental biology in red blood cells and if you think about it, what is a red blood cell other than a cell that’s full of hemoglobin to carry oxygen. The key components of hemoglobin are iron and heme, so our programs are designed to control the incorporation of iron and heme into newly forming red blood cells, thereby controlling fundamental aspects of red blood cell biology. We believe that these targets and this approach will allow us to address a wide range of indications, examples of which are listed at the bottom of the slide. You’ll hear about three or four of these indications over the course of this discussion where we have clinical trials either open or in near-term planning, and we expect to be able to access this full range of indications over the lifecycle of these programs.

In terms of our pipeline chart, we have our heme biosynthesis portfolio led by bitopertin, a molecule that, as I said previously, we in-licensed from Roche. This is a small molecule, given orally, once daily. Bitopertin inhibits heme biosynthesis by targeting GlyT1, a glycine transporter expressed on red blood cells. We are now open and enrolling on a Phase 2 trial in Australia in EPP patients and we expect to be opening a similar trial in the US shortly, referred to as the BEACON and AURORA trials, respectively. We are also in planning for a trial in a rare anemia called Diamond-Blackfan Anemia, as well as other potential indications.

The founding portfolio of the company was around iron metabolism where there’s a central regulator called hepcidin. We have a set of programs that suppress hepcidin and associated programs that induce hepcidin and each have different uses in hematology. DISC-0974 is an antibody against a target called hemojuvelin or HJV that we in-licensed from AbbVie in 2019. It is given subcutaneously and, based on phase 1 data, it appears to be suitable for once monthly dosing. The Phase 1 data for DISC-0974 was recently presented at the European Hematology Association, and showed promising evidence of activity, which I will go through later. We’ve now opened a trial in patients with anemia of myelofibrosis, a severe and difficult-to-treat form of anemia, and we are also working to open a trial in patients with anemia as a consequence of chronic kidney disease, focusing particularly on the non-dialysis population. We expect to get data flowing from these two trials across 2023.

We also have some earlier pipeline programs as you can see here. The first is a follow-on molecule to DISC-0974 called DISC-0998 with an extended half-life, which is positioned for indication expansion as well as lifecycle management.

We have another discovery program against a compelling target called matriptase-2 and this would be designed for treating polycythemia vera and also diseases of iron overload. There, we’re in the discovery stage, working on our lead candidate optimization.

This next slide shows the Disc vision of growth. We’ve established a track record of exceptional operational capability moving from a preclinical company in 2019 to a company with multiple programs in patient trials here in 2022. As you can see, we are entering an exciting period in our company’s story, which this financing will support.

So now I will turn to each individual program, starting with bitopertin.

This molecule is an inhibitor of glycine uptake through a transporter called GlyT1. What’s interesting about glycine uptake is that it is fundamental for red blood cell formation. Glycine is the first metabolite that’s converted into heme, and heme, of course, is a critical component of newly forming red blood cells, so what has been shown in the clinic is that by suppressing glycine uptake there’s inhibition of the flow of metabolites through the heme biosynthesis pathway. The objective is to use this mechanism to address diseases where the heme biosynthesis pathway is driving disease.

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First and foremost are diseases called the porphyrias. These are diseases caused by the accumulation of toxic porphyrins, which are intermediate metabolites in heme biosynthesis that accumulate to toxic levels in these patients. In particular, we are focusing on two forms of porphyria, erythropoietic protoporphyria and X-linked porphyria, or EPP and XLP. For brevity, throughout this talk, I have referred and will continue to refer to both of these together as EPP. As we announced earlier today, the Phase 2 BEACON trial is open and recruiting in these two forms of porphyria, and then we expect to expand from there to disorders caused by heme toxicity, disorders caused by hemoglobin toxicity and those caused by an excess of red blood cells.

Our Phase 2 trial that’s up and running is in patients with EPP, which is a rare debilitating lifelong condition characterized by extreme pain and damage to skin caused by sunlight. It is a genetic condition driven by a toxic metabolite called protoporphyrin IX, or PPIX, which, as I mentioned earlier is a metabolite of the heme biosynthesis pathway. In addition to the skin phototoxicity, the other major symptom of disease is hepatobiliary complications with gallstones, liver dysfunction, and in some cases liver failure and death. There are also substantial psychosocial issues that these patients face.

Today, there is only one FDA approved agent, a surgically implanted agent called afamelanotide that stimulates skin pigmentation or tanning and thereby causes some resistance to sunlight. From a patient prevalence point of view, there are approximately 7,000-8,000 EPP and XLP patients in the US and Europe. These numbers represent identifiable patients, but recent genetic studies suggest that there may be additional patients who have not been properly diagnosed. This is a disease that impacts multiple aspects of patients’ lives, and the impacts are severe, even leading to fatalities.

This slide shares testimonials from patients of a variety of ages and their caregivers illustrating the degree of pain and lifestyle impacts that EPP patients face.

So again this disease is driven by the molecule shown in the center of the slide, protoporphyrin IX. This is produced by the heme biosynthesis pathway and accumulates due to mutations in that pathway in these patients. This ring structure leads to absorption of light energy and as that energy is released inside the body, it causes intense pain in the skin. This molecule also accumulates in the bile canaliculi, leading to significant rates of liver damage and gallstone formation as well as a small percentage of liver failure and even fatality.

So again this disease is caused by mutations in the first or last enzymes of the heme biosynthesis pathway and those genetic defects leads to the buildup of the metabolite PPIX. Our hypothesis is that by reducing the flow of glycine into the top of the heme biosynthesis pathway, we can reduce the amount of PPIX and this would have the potential to be the first disease modifying treatment for EPP.

We have been able to run a variety of pre-clinical models ourselves and with collaborators at Boston Children’s Hospital and this data has all been presented at various scientific conferences. As a quick summary, in cellular models of EPP where we introduced the disease causative mutation, we see a dramatic dose response decrease in PPIX levels and then in two different mouse models we see decreases in PPIX of 45 to 73% depending on the model that’s run. Based on several clinical publications, we expect a 30% percent or greater decrease in PPIX to really cause significant modification of all aspects of the disease. I should also mention that our collaborators have observed that, in mouse models, bitopertin reduced liver fibrosis as well, which is an expected consequence so the available pre-clinical data suggests that by reducing the flow of glycine into the heme biosynthesis pathway we can achieve what appears to be a meaningful impact.

CONFIDENTIAL

We in-licensed bitopertin from Roche, which had failed Phase 3 trials in neuropsychiatric indications but in that process Roche had established a thorough package in anticipation of commercialization. So we are the beneficiaries of extensive non-clinical, CMC, and clinical information including a safety profile collected in over 4,000 patients and 30 clinical trials. Many late-stage risks have already been addressed like carcinogenicity studies and long-term toxicology, so we do not expect to face problems on these aspects of the program.

We are up and running now with the BEACON trial. This is an open label Phase 2 trial where we’re looking at two dose groups—20 mg and 60 mg once daily for six months plus a potential extension. These doses bracket where we saw efficacy in the mouse models and are predicted to reach 70-90% target engagement in humans. The primary endpoint will be changes in PPIX levels and secondary endpoints will include the clinically relevant metrics of light tolerance as well as measures of hepatobiliary health. We expect to be able to report interim open label PPIX data from this trial as early as year-end 2022, ranging possibly to mid-year 2023, depending on the speed of enrollment and other factors.

We also plan to be opening a US trial called the AURORA trial soon. This is a randomized double-blind placebo-controlled study in approximately 75 patients. Here we’ll have three arms—placebo plus the same 20 and 60 mg once daily doses over a four month period. This will give us a placebo-controlled data set to design a pivotal trial.

Collectively we think we’ve made great progress on this program since we in-licensed it from Roche in 2021. We’ve completed the GMP clinical supply, we’ve opened the BEACON trial, we plan to open the AURORA trial in the coming months, and we expect to have data flow in the next 6 to 12 months for both trials. We’re also working on a Phase 2 trial in Diamond Blackfan anemia through an investigator-initiated mechanism and, as I mentioned earlier, we believe this mechanism has potential across many different additional indications that we are looking forward to exploring.

Now let me turn to our iron metabolism program. These were the founding programs of the company.

It is well known that a hormone-like molecule called hepcidin is the key gatekeeper for iron in the body. Normally, about 70% of your iron is in your red blood cells and there’s a tremendous flow of iron from the stores in the spleen to enable new red blood cell formation. Of course, iron comes into the body from the diet through the G.I. tract as well. Both of these processes are regulated by hepcidin and when hepcidin becomes high, both iron absorption in the G.I. tract and the flow of iron from the spleen are impaired and as a consequence new red blood cells cannot be formed efficiently because there’s not sufficient iron available. Inflammation causes elevated hepcidin levels, so, elevated hepcidin leads to a form of anemia generally referred to as anemia of inflammation.

We have a program designed to reduce high hepcidin, releasing iron, which is to address anemias of inflammatory disease where iron is restricted. We also have an early-stage program designed to increase low hepcidin, which can restrict iron availability and this is expected to address disorders like polycythemia vera, as well as disorders of iron overload.

DISC-0974 is our antibody that targets hemojuvelin.

This is designed to suppress hepcidin, increasing iron and enabling red blood cell production in the setting of inflammatory disease. We in-licensed this program as a pre-clinical molecule from AbbVie in 2019.

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With DISC-0974, we expect to be able to address one of the major causes of anemia in the world referred to as anemia of inflammation. An estimated 40% of all anemias are driven by an inflammatory component.

Hepcidin has been a target of interest for many years in the pharmaceutical industry, however there are only two targets defined by human genetics that appear to be highly specific and highly potent. These are hepcidin itself and hemojuvelin, both of which, when the function is lost in humans, lead to a syndrome of iron overload, and that’s because hepcidin is not being produced. Now targeting hepcidin itself has been tried and it’s not successful because the body’s able to make compensatory levels of hepcidin. Hemojuvelin is a very attractive target because it actually controls the pathway by which hepcidin is produced, and this pathway is shown on the slide.

It’s a BMP signaling pathway, in the liver, which I’m very familiar with from my 14 years at Acceleron Pharma. BMP signals through transcription factors called SMADs which drive expression from the gene that encodes hepcidin which is called the Hamp gene. BMPs and their receptors which are called the ALKs are generally involved in many tissues in the body and therefore represent rather pleiotropic targets for therapeutic intervention. By contrast, Hemojuvelin is a so-called co-receptor of this pathway as it has tissue restricted expression and as I mentioned before it has a very selective role in iron metabolism as demonstrated by the phenotype of knockouts in both humans and rodents. So, we chose this target as being genetically defined to have a combination of potency and selectivity.

We tested this pre-clinically in nonhuman primates where our antibody was administered at a single high dose. As shown in the right panel in the blue line, you can see the levels of antibody decreasing and then gray triangles of hepcidin immediately suppressed to undetectable levels and that results in the release of iron from internal stores into the bloodstream which is measured as what’s called transferrin saturation or a percent TSAT. You can see that the TSAT levels approach 100%, which is the theoretical maximum amount of iron that can be released into the bloodstream. So it is highly potent and as the antibody is eliminated you can see hepcidin levels return to normal as does iron. So this is an example of the kind of data we could see clinically and we hoped to replicate in our Phase 1 trial in humans.

We’ve conducted a standard Phase 1 trial design with six patients for each cohort receiving DISC-0974 and 2 patients on placebo. In addition to looking at safety, we were able to take advantage of our target engagement measurements such as hepcidin, serum iron levels and percent TSAT. We had stopping rules generally based on safety, but also based on the degree of iron mobilization looking at TSAT. So we had a very clean study where we started at a 7 mg dose intravenously, or IV, and then transitioned over to a subcutaneous, or SC, dose and stopped the study at the 56 mg dose, not due to safety issues but because we had stopping rules around iron mobilization.

This slide shows our phase 1 data. In the left panel, you can see a dose dependent decrease in hepcidin as a result of our drug and relative to placebo, which is shown in the dotted line, we had a marked affect from the highest dose, of 56 mg, shown as the red line. You can see that reduction in hepcidin led to release of iron into the bloodstream as measured by transferrin saturation. We were seeing the increase in TSAT of almost 40 points in the 56 mg group, so if you think of the baseline as being roughly around 20 on average then we’re talking about a 200% increase, which is a profound effect.

Now our therapeutic objective is to increase hemoglobin levels in anemic patients. We did not expect to see this in healthy volunteers because iron is not necessarily viewed as a limiting factor for red blood cell formation in healthy people. But we did actually see this effect. Here in the left-hand panel, as I showed you previously with the nonhuman primates, we show data from the 56 mg subcutaneous dose cohort. There’s an increase in the antibody and you see it has a good half life with antibody levels enduring over a month. The reduction in hepcidin and the attendant increase in TSAT levels are notable. This resulted quite remarkably in more than a gram per deciliter increase in hemoglobin levels on average, which is statistically significant over the placebo group. That’s shown in the upper right panel and increases in red blood cell numbers are shown in the bottom right panel.

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This is very promising evidence of the potential for this mechanism to increase hemoglobin in patients that do have a pathology of elevated hepcidin. The data compare favorably to all of the hepcidin suppressing agents that have come before us and that have published placebo-controlled Phase 1 data, so we’re proceeding now with a lot of confidence.

I’ll also mention that our safety profile is favorable so far, and this is consistent with the human genetics. There were no adverse events above Grade 1 and there was no pattern for any adverse event in particular. So, based on the Phase 1 data we would appear to have a good target engagement and very potent effect on iron at doses that are well tolerated.

We are proceeding now to clinical trials in patients with one trial in patients with myelofibrosis initiated and plans for a trial in patients with anemia of chronic kidney disease due to start shortly. These two diseases both represent forms of anemia of inflammation with excellent rationale for using a hepcidin lowering approach and both are associated with significant unmet medical need.

Myelofibrosis represents about 16,000 to 18,000 patients in the US and hepcidin is elevated due to inflammation. Anemia is a hallmark of MF – it is both highly prevalent and severe, with most patients requiring transfusions. Moreover, standard therapies such as the so-called JAK inhibitors tend to worsen the anemia. This is a severe and difficult to treat anemia and there are no approved therapies for the anemia of myelofibrosis.

We are also attempting to treat anemia of chronic kidney disease where there are millions of patients in the US alone. Patients with CKD suffer from a range of chronic diseases that drive inflammation, elevating hepcidin. hepcidin levels are also elevated directly due to the loss of kidney function because hepcidin is normally cleared through the kidney, so a natural consequence of this disease is to lead to elevated hepcidin, abnormal iron metabolism and anemia. Recent papers show that these patients tend to be under-treated. The ESAs as a class of drug are effective but have a blackbox warning that restricts use. The result is that most non-dialysis patients that go on to dialysis have a remarkably low hemoglobin level at 9.3 grams per deciliter, reflecting a need for effective therapies in the space.

Turning first to anemia of myelofibrosis, a study from the Mayo Clinic demonstrated that hepcidin levels in these patients are 12 times higher than in normal people and that increases with disease severity, as you can see progressing from right to left on the graph in the left hand panel. On the right hand panel is a proof of concept, if you will, from a molecule called momelotinib developed by Sierra Oncology, which was recently acquired by GSK. This compound is a JAK inhibitor with a side effect of suppressing hepcidin and for this reason it is probably not suitable to be used as a pure anemia therapy but it shows that reduction of hepcidin in these patients has the potential to deliver transfusion independence in over 40% of patients treated with 85% or more receiving a transfusion burden reduction. Notably, JAK inhibition typically causes anemia, so the effects of momelotinib in these patients is even more surprising. Momelotinib’s unprecedented effects on transfusion burden in these patients is significant and represents rationale for why an agent such as ours that suppresses hepcidin could lead to significant impact on anemia in myelofibrosis patients.

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Another way of evaluating this is through a pre-clinical model. There are no great models for myelofibrosis anemia, but it is thought to be driven by a number of inflammatory cytokines including IL-6 that cause elevated hepcidin. So we tested a model in nonhuman primates where we have administered IL-6 either with or without our antibody on board at different doses. We can see that the IL-6 itself led to considerable elevation of hepcidin in the left panel and considerable reduction in serum iron levels in the right panel. However, if DISC-0974 was administered at the low or high-dose of 0.6 or 6 mg per kg, respectively, we saw reduction in the hepcidin levels and normalization of the serum iron. This demonstrates that our mechanism has potential to normalize iron metabolism in patients. So, we’re now open enrolling on our Phase 1b/2a study in these anemic myelofibrosis patients.

This slide shows the study design. We will initially do dose escalation starting with our 14 mg subcutaneous dose given once monthly. This dose is what we viewed as the lowest active dose from the healthy volunteer study. We are authorized to progress through seven cohorts, doubling the dosage each time and we expect to escalate with a single patient per cohort using our iron metrics to assess the degree of target engagement. When we see significant changes in iron metabolism we will expand to a larger group of patients and look for a change in hemoglobin and transfusion independence as key endpoints. We expect the data from part one of the study to be available in 2023.

Turning now to chronic kidney disease, as I mentioned before hepcidin elevation is a natural consequence of disease pathology; hepcidin is eliminated through the kidney, so as kidney function declines, hepcidin accumulates and there’s also inflammation that drives it further such that you have about 20 times higher hepcidin in CKD patients. Here again there’s clinical precedent— on the righthand panel is data from a discontinued molecule from Eli Lily, an antibody against BMP6, which is mechanistically similar to anti-hemojuvelin, and achieves in a single dose about a 1 gram per deciliter increase in hemoglobin in sicker, dialysis patients, which is close to the target of what will be needed to achieve a desired therapeutic effect. This suggests that DISC-0974 should be appropriate for the non-dialysis CKD patients.

We’ve also run a standard mouse model of CKD anemia, which showed that our drug can markedly decrease hepcidin and increase or normalize serum iron. The effect of this is to increase hemoglobin by 1.7 grams per deciliter, which again, is precisely the kind of magnitude of effect that would be desired in these patients and underscores the role of hepcidin in CKD anemia.

So we’ve designed a single ascending dose study where we expect the single-dose can cause a change in hemoglobin, and then expand to a familiar phase 2 design and here we expect the interim data to be available in 2023.

We’ve made tremendous progress on DISC-0974. We completed our phase 1 study with a positive tolerability profile and proof of mechanism for hepcidin in iron modulation. We’ve now started the MF anemia trial, which is open and enrolling, and we’re working on our non-dialysis chronic kidney disease trial, which is expected to be open by the end of the year. We are expecting data from both trials to come in 2023 and are also working on a wide range of other indications for this mechanism.

Now, the last program in our pipeline is our matriptase two inhibitor, which is a pre-clinical discovery program

We are trying to induce hepcidin because increased hepcidin limits iron availability and modulates red blood cell production. This restriction of iron availability has been demonstrated to have benefit in patients with polycythemia vera and is also expected to benefit disorders of iron overload.

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This program is the opposite of the DISC-0974 antibody that we just discussed, as matriptase-2 is actually a negative regulator of hemojuvelin. It is well-known that a human knockout phenotype of the mat-2 target leads to iron refractory iron deficiency anemia. So we have here from human genetics what appears to be a very potent target and we don’t expect to see additional undesirable biologic effects.

We are making small molecule inhibitors of this protease and on this slide we have some of the compelling data from our lead compounds where we demonstrate dose-responsive increases in hepcidin levels leading to decreases in serum iron and transferrin saturation. We continue to work to hit our target profile aiming for oral bioavailability and durable effects on iron metabolism.

When successful, we expect to be able to develop this molecule across the range of indications mentioned here. Polycythemia vera is a likely initial indication, where iron restriction has been shown to provide benefits to patients, and then several disorders such as hereditary hemochromatosis should also be relevant.

So thank you for listening to our story today. I want to emphasize the key aspects that we believe make Disc Medicine a great hematology company. We are clinical stage focused on fundamental and well-validated pathways that affect heme biosynthesis and iron homeostasis. All of our programs therefore have potential applicability to multiple indications and have a pipeline in a product potential. Bitopertin in Phase 2 is potentially the first disease-modifying treatment for EPP and XLP. DISC-0974 is an antibody in phase 1B/2 trials targeting anemia of inflammation through an anti-HJV mechanism and, lastly, our pre-clinical program is a matriptase-2 inhibitor in order to restrict iron. We are now entering catalyst-rich period with data readouts from our three different disease areas, all of which are expected in the next 6 to 12 months. We think it’s a strong foundation and now the merger with Gemini and the concurrent financing puts us in a strong position to drive all these programs forward without real need for intervening financing until early 2025. We’ve built a great team to do this with. So thank you again for your time today

Operator

Thank you everyone, this concludes today’s call. You may now disconnect your lines.